Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (“Restated Agreement”), dated as of March 2, 2007 is by and between The Greenbrier Companies, Inc., an Oregon corporation (“Company”), and Larry G. Brady (“Employee”).
RECITALS
     A. Prior to January 10, 2006, Employee served as Senior Vice President and Chief Financial Officer of Company.
     B. Effective January 10, 2006, Employee resigned as an officer of Company and Employee and Company entered into an Employment Agreement dated as of January 10, 2006 (“2006 Agreement”) pursuant to which Employee has provided transition and other services to the Company.
     C. Company desires that Employee return to the positions of Senior Vice President and Chief Financial Officer of the Company (“SVP/CFO”). Employee is willing to serve as SVP/CFO upon the terms and subject to the conditions set forth in this Restated Agreement.
     D. Company and Employee desire to amend and restate the 2006 Agreement in its entirety in the form of this Restated Agreement.
          THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:
1. Amendment and Restatement of 2006 Agreement.
          The 2006 Agreement is hereby amended, restated and superseded in its entirety in the form of this Restated Agreement. Notwithstanding the preceding sentence, the Release of Claims executed by Employee in favor of Company on or about January 10, 2006 shall continue in force, and be unamended, as of the date of such Release of Claims.
2. Position with Company.
          Effective March 2, 2007, Employee shall be employed as the Company’s Senior Vice President and Chief Financial Officer. Employee shall devote his full-time energies and efforts exclusively in furtherance of the business of Company and its affiliates and shall not be engaged in any other business activity.
3. Compensation, Benefits and Expenses.
          As compensation for his services hereunder, Employee shall receive, and be eligible to be participate in, as applicable, the following compensation and benefit programs:

     3.01 Base Salary. Beginning March 2, 2007, and continuing throughout the Initial Term as defined herein, Company shall pay Employee a base salary at an annualized rate of $252,000 per year, payable in bi-monthly installments in accordance with Company’s regular payroll practices.
     3.02 Cash Bonus Program. During the Initial Term, Employee shall be eligible to receive annual discretionary cash bonus compensation in accordance with Company’s practice applicable to other senior executive officers of Company.
     3.03 Target Benefit Plan. Employee shall participate in the Greenbrier Leasing Company Manager Owned Target Benefit Plan with respect to the Company’s fiscal year ending August 31, 2007.
     3.04 Incentive Stock Award. Upon completion of the Initial Term, Company management will recommend to the Compensation Committee of the Company’s Board of Directors that the Committee consider an award to Employee of restricted stock under the Company’s 2005 Stock Incentive Plan (the “Plan”) having an aggregate fair market value on the date of such award, determined in accordance with the Plan, in the range of $150,000, and vesting in equal annual installments over a period of five years.
     3.05 Benefits. Employee shall be entitled to participate in all employee benefit plans or programs, and to receive all benefits, for which senior officers of Company generally are eligible, now or hereafter established and maintained by the Company, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. Such employee benefits currently include, but are not limited to, group medical, prescription drug, dental, vision and life insurance benefits. Notwithstanding the foregoing, nothing in this Restated Agreement shall preclude the amendment or termination of any such plan or program, on the condition that such amendment or termination is applicable generally to all senior officers of the Company or any subsidiary or affiliate of the Company. Company will provide Employee with an automobile for use in fulfilling his responsibilities under this Restated Agreement and shall provide or reimburse Employee for related insurance, repairs and operating costs.
     3.06 Expenses. Company shall pay or reimburse Employee for all reasonable travel or other expenses incurred by Employee in connection with the performance of his duties and obligations under this Restated Agreement, subject to Employee’s presentation of appropriate vouchers in accordance with such procedures as the Company may from time-to-time establish for senior officers and to preserve any deductions for federal income taxation purposes to which the Company may be entitled.
4. Term of Employment.
     4.01 The term of employment of Employee hereunder shall consist of an Initial Term and an Extended Term.
     4.02 Initial Term. The Initial Term shall commence on March 2, 2007 and shall continue to and including August 31, 2007, provided, that, at Employee’s election, the Initial

Term may be extended to and including January 31, 2007. During the Initial Term, Employee shall be employed as SVP/CFO.
     4.03 Extended Term. The Extended Term shall commence immediately upon expiration of the Initial Term and shall continue for a period of 60 months from and after that date. During the Extended Term, Employee shall resign as SVP/CFO and shall not be an officer of Company. During the Extended Term, Company shall employ Employee as a part-time employee, to provide services as requested by Company’s Chief Executive Officer. Employee shall not be required to work in excess of 20 hours per month during the Extended Term, without the consent of Employee.
     4.04 Base Salary During Extended Term. During the Extended Term, Company shall pay Employee an annual base salary of $120,000, payable in bi-monthly installments in accordance with Company’s regular payroll practices.
5. Confidential Information
          Employee acknowledges that a substantial portion of the information pertaining to the affairs, business, clients, or customers of Company or any of its affiliates (any or all of such entities hereinafter referred to as the “Business”), as such information may exist from time to time, is confidential information and is a unique and valuable asset of the Business, access to and knowledge of which are essential to the performance of Employee’s duties under this Restated Agreement. Employee agrees not to use or disclose any confidential information during the Initial Term or the Extended Term, or thereafter, other than in connection with performing Employee’s services for Company in accordance with this Restated Agreement (except such information as is required by law to be divulged to a government agency or pursuant to lawful process), or make use of any such confidential information for his own purposes or for the benefit of any person, firm, association or corporation (except the Business) and shall use his reasonable efforts to prevent the unauthorized disclosure of any such confidential information by others. As used in this Section 5, the term “confidential” shall not include information which, at the time of disclosure or thereafter, is generally available to and known by the public, other than as a result of a breach of this Restated Agreement by Employee.
6. Covenant Not To Compete
          In consideration of payment by the Company of the Severance Payment provided for in Section 8 of this Agreement, Employee agrees that, during the Initial Term and the Extended Term, Employee will not, without prior written consent of Company, directly or indirectly: (i) (whether as director, officer, consultant, principal, employee, agent or otherwise) engage in or contribute Employee’s knowledge and abilities to any business or entity in competition with Company; (ii) employ or attempt to employ or assist anyone in employing any person who is an employee of Company; or (iii) attempt in any manner to solicit from any customer business of the type performed by Company or persuade any customer of Company to cease doing business or reduce the amount of business that such client has customarily done with Company. This covenant not to compete is intended to constitute and be enforceable as a “bonus restriction agreement” under Oregon law. In the event Employee breaches this covenant not to compete, the Company shall have no obligation to pay Employee the Severance Payment provided for in Section 8 and, in the event Employee has already received such Severance Payment, Employee shall return the full amount of the Severance Payment to the Company within 30 days of the Company’s demand for such repayment.
7. Enforcement
     Employee agrees that the restrictions set forth in Section 6 are reasonable and necessary to protect the goodwill of Company. If any of the covenants set forth therein are deemed to be invalid or unenforceable based on the duration or otherwise, the parties contemplate that such provisions shall be modified to make them enforceable to the fullest extent permitted by law. In the event of a breach or threatened breach by Employee of the provisions set forth in Section 6, Employee acknowledges that Company will be irreparable harmed and that monetary damages shall be an insufficient remedy to Company. Therefore, notwithstanding the arbitration provisions of Section 9, Employee consents to enforcement of Section 6 by means of temporary or permanent injunction and other appropriate equitable relief in any competent court, in addition to any other remedies Company may have under this Agreement or otherwise.
8. Termination of Employment.
     8.01 Effect of Termination of Employment. In the event that, during the Initial Term or the Extended Term, Employee’s employment is terminated by the Company for any reason other than “Cause” as defined in Section 8.02, Company shall take all necessary actions to cause the following to occur:
          (a) Company shall pay Employee a Severance Payment in the amount of his base salary for the remainder of the Initial Term or the Extended Term, whichever shall be applicable, as determined under Section 3.01 (for the remainder of the Initial Term) and/or Section 4.04 (for the remainder of the Extended Term), to the extent not yet paid as of the date of termination. The Severance Payment shall be paid in a lump sum within 30 days of the date of termination. Company may condition payment of the Severance Payment on Employee having first provided to Company a new signed comprehensive release of claims against Company and its affiliates effective as of the date of termination, in the form attached hereto as Appendix 1.
          (b) All stock options and restricted stock grants held by Employee shall become fully vested and exercisable as of the date of termination.

     8.02 Termination by Company for “Cause”. In the event that Company terminates Employee’s employment for “Cause” prior to the end of the Initial Term, Company shall have no obligation to pay the Severance Payment described in Section 8.01 with respect to such term. In the event that Company terminates Employee’s employment for “Cause” on or after the end of the Initial Term, Company shall have no obligation to pay the Severance Payment described in Section 8.01 with respect to such term. “Cause” means that Employee has: (a) committed an act of fraud or embezzlement against Company (b) been convicted of a felony involving dishonesty, theft or moral turpitude; or (c) committed any material breach of this Restated Agreement, Company policies or Employee’s duty of loyalty to Company.
     In the event of a termination for Cause, Employee’s earned but unpaid base salary as of the effective date of such termination shall be paid in full. However, in such event, no other benefits shall be provided, or payments made by Company pursuant this Restated Agreement, except for benefits which shall already have become vested under the terms of programs maintained by Company or its affiliates for salaried employees generally. In the event of a termination for Cause the provisions of Section 6.01 shall not apply.
9. General Provisions
     9.01 Arbitration. Any dispute relating to this Restated Agreement that cannot be resolved by the parties will be resolved by arbitration as provided in this section. Disputes will be resolved by arbitration administered by the Arbitration Service of Portland, Inc. Judgment upon the arbitration award may be entered in any court having jurisdiction thereof, and the resolution of the dispute as determined by the arbitrator will be final and binding on the parties. Any such arbitration will be conducted in Portland, Oregon. If the total amount in dispute is less than $100,000, there will be one arbitrator. If the total amount in dispute is $100,000 or more, three arbitrators will hear the dispute. The arbitrator(s) must have experience as a state or federal judge or such alternate qualifications as the parties may agree upon. Company shall pay the fees and costs of the arbitrator(s) and the hearing and each party shall be responsible for its own expenses and those of its counsel and representatives.
     Any party may seek, without inconsistency with this Restated Agreement, from any court located in the state of Oregon any injunctive or provisional relief that may be necessary to protect the rights or property of that party pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy).
     The parties will be allowed discovery in accordance with the Federal Rules of Civil Procedure. The Federal Rules of Evidence shall govern the conduct of the arbitration hearing.
     Except as otherwise provided in this Section, the arbitrator will have the authority to award any remedy or relief that a court of Oregon could order or grant.
     Unless otherwise agreed to by the parties, the arbitrator’s decision and award must be in writing, signed by the arbitrator and include an explanation of the arbitrator’s reasoning.

     Neither party nor the arbitrator may disclose the existence, content, or results of any arbitration under this section without the prior written consent of the other party to this Restated Agreement.
     This Section 9.01 shall survive termination, amendment or expiration of any of the agreements or relationships between the parties.
     9.02 Withholding Taxes. Company may directly or indirectly withhold from any payments made under this Restated Agreement all federal, state, city or other taxes and other amounts as permitted or required by law, rule or regulation.
     9.03 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, by overnight mail as follows:
(a)	To Company:

The Greenbrier Companies, Inc. Director — Human Resources Department One Centerpointe Drive, Suite 200 Lake Oswego, OR 97035

(b)	To Employee:

Larry G. Brady One Centerpointe Drive, Suite 200 Lake Oswego, OR 97035
or to such other address as either party shall have previously specified in writing to the other.
     9.04 Binding Agreement. This Restated Agreement shall be binding upon, and shall inure to the benefit of, Employee and Company and their respective permitted successors, assigns, heirs, beneficiaries and representatives. Because of the unique and personal nature of Employee’s duties under this Restated Agreement, neither this Restated Agreement nor any rights or obligations under this Restated Agreement shall be assignable by Employee.
     9.05 Governing Law. The validity, interpretation, performance, and enforcement of this Restated Agreement shall be governed by the laws of the State of Oregon without regard to the conflict of laws rules of Oregon.

     9.06 Counterparts. This Restated Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
     9.07 Integration. Subject to the last sentence of Section 1, this Restated Agreement contains the complete, final and exclusive agreement of the parties relating to Employee’s employment, and supersedes all prior oral and written employment agreements or arrangements between the parties.
     9.08 Amendment. This Restated Agreement cannot be amended or modified except by a written agreement signed by Employee and Company.
     9.09 Waiver. No term, covenant or condition of this Restated Agreement or any breach thereof shall be deemed waived, except with the written consent of the party against whom the waiver is claimed, and any such waiver shall not bee deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.
     9.10 Severability. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Restated Agreement shall not render any other provision of this Restated Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

THE GREENBRIER COMPANIES, INC.:

By:	/s/ William A. Furman

President and Chief Executive Officer

LARRY G. BRADY:

/s/ Larry G. Brady

Exhibit 10.1
Appendix 1
RELEASE OF CLAIMS
     Employee, together with his heirs, family members, executors, administrators, agents and assigns (the “Employee”) hereby waives any legal rights and releases and forever discharges The Greenbrier Companies, Inc. (“Greenbrier”), its subsidiaries, affiliates, officers, directors, shareholders, employees, agents and others attorneys (collectively, the “Released Parties” and individually, a “Released Party”) from any and all liabilities, demands, claims, suits, actions, charges, damages, judgments, levies or executions, whether known or unknown, liquidated, fixed, contingent, direct or indirect, which have been, could have been or could be raised against any such Released Party by Employee and which relate in any way to Employee’s employment by Greenbrier or termination of that employment.
     Employee acknowledges the full and final waiver and release, to the extent provided, of all claims which Employee has or may have against any Released Party, specifically including without limitation all claims for relief or remedy of any type under any state or federal laws, including but not limited to the federal and state statutes relating to civil rights, employment discrimination (based on race, color, age, sex, national origin, marital status, handicap, veterans status, religion, workers compensation and family relationship), labor, employment rights or benefits, or relating to employment or termination of employment, wage payments, all as amended, and including but not limited to claims based on breach of fiduciary duty, misrepresentation, fraud, defamation, tortious conduct of any type arising from or relating to Employee’s employment by Greenbrier or any termination of such employment, or any other common law theories; and including but not limited to any claims for additional compensation, back pay or benefits of any type, and including but not limited to any claim for attorney fees or costs, for reinstatement or reemployment, or for compensatory or punitive damages under any applicable statutes or common law theories, except to the extent that waiver or release of future claims is specifically prohibited by law.
     Employee acknowledges that Employee is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this Release is knowing and voluntary. Employee and Greenbrier agree that this Release does not apply to any rights or claims that may arise under ADEA after the date this Release is executed by Employee. Employee acknowledges that the consideration given for this Release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (1) he should consult with an attorney prior to executing this Release; (2) he has up to twenty one (21) days within which to consider this Release; (3) he has seven (7) days following his execution of this Release to revoke this Release; (4) this Release will not be effective until the revocation period has expired; and, (5) nothing in this Release prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.
     This waiver and release shall not apply to claims arising under the Amended and Restated Employment Agreement by and between Employee and Greenbrier dated for reference purposes as of March 2, 2007.

EMPLOYEE:	THE GREENBRIER COMPANIES, INC.:

By:

Larry G. Brady	Title:

Date signed:	Date signed: